Exhibit 10.22

LAWSON SOFTWARE, INC.

EXECUTIVE CHANGE IN CONTROL
SEVERANCE PAY PLAN
for Tier 1 Executives

Effective January 17, 2005

i

SECTION 1

INTRODUCTION

1.1.          Establishment.  Lawson Software, Inc., a Delaware corporation, has adopted this Executive Change In Control Severance Pay Plan for Tier 1 Executives” effective January 17, 2005.

1.2.          Definitions.  When the following terms are used in this document with initial capital letters, they shall have the following meanings.

1.2.1.       Annual Incentive Target — the annual incentive target cash compensation for a Participant, before deductions for taxes and other items withheld, under any Incentive Plans.

1.2.2.       Base Pay — the regular basic cash remuneration before deductions for taxes and other items withheld, payable to a Participant for services rendered to the Employer, but not including items such as Annual Incentive Target payments, perquisites, allowances, per diem payments, bonuses, incentive compensation, stock options, equity compensation, fringe benefits, special pay, awards or commissions.  Base pay shall include regular basic cash remuneration that is contributed by an employee to a qualified retirement plan, nonqualified deferred compensation plan or similar plan sponsored by the Employer but it shall not include earnings on those amounts.

1.2.3.       Cause — the termination of the Participant’s employment initiated by the Employer because of:  (1) if the Participant has entered into any written and executed contract(s) with the Employer, any material breach by the Participant of such contract (as reasonably determined by the Employer) and which is not or cannot reasonably be cured within 10 days after written notice from the Employer to the Participant; (2) any material violation by the Participant of the Employer’s policies, rules or regulations (as reasonably determined by the Employer) and which is not or cannot be reasonably cured within 10 days after written notice from the Employer to the Participant; or (3) commission of any material act of fraud, embezzlement or dishonesty by the Participant (as reasonably determined by the Employer).

1.2.4.       Change in Control — any one or more of the following:   (1) the closing of a tender offer or exchange offer for the ownership of 50% or more of the outstanding voting securities of the Principal Sponsor, (2) the closing of a merger, consolidation or other business combination between Principal Sponsor and another corporation and as a result of the completion of such merger, consolidation or combination 50% or fewer of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former stockholders of the Principal Sponsor, other than affiliates (within the meaning of the  Exchange Act) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (3) the closing of the sale of substantially all of the assets of Principal Sponsor to another corporation which is not a direct or indirect wholly owned Subsidiary of the Principal Sponsor, (4) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of this Plan) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Principal Sponsor (whether directly, indirectly, beneficially or of record) (for purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) as in effect on the date of this Plan) pursuant to the Exchange Act, (5) individuals who constitute the Principal Sponsor’s Board of Directors on the date of this Plan (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Principal Sponsor’s stockholders, was approved by a vote of at least 50% of the directors comprising the Incumbent Board shall be, for purposes of this clause (5), considered as though such person were a member of the Incumbent Board, or (6) approval by the stockholders of the Principal Sponsor of a complete liquidation or dissolution of the Principal Sponsor.

1.2.5.       Code — the U.S. Internal Revenue Code of 1986, as amended.

1.2.6.       Disability — the Participant’s inability, due to an impairment,  to perform the essential functions of the Participant’s position, with or without reasonable accommodation, provided the Participant has exhausted the Participant’s entitlement to any applicable disability-related leave of absence, if the Participant desires to take and satisfies all eligibility requirements for such leave.

1.2.7.       Effective Date — January 17, 2005 (the Plan and Plan Statement are subject to termination, renewal and amendment as described in Section 8).

1.2.8.       Eligible Employee — an individual who, immediately prior to a Change in Control, is classified as a regular employee of the Employer within Tier 1.  Eligible Employee does not include an employee who is employed outside the United States (other than a U.S. regular employee whose assignment outside the United States has been classified by the Employer as temporary, provided that any assignment outside the United States that is expected to exceed 60 months will not be considered temporary) or who is a non-immigrant worker residing in the United States covered by any non-immigrant visa status other than an H-1B visa status.  The Employer’s classification of a person as a regular employee shall be conclusive.  No reclassification of a person’s status as a regular employee with the Employer, for any reason, without regard to whether it is initiated by a court, governmental agency or otherwise and without regard to whether or not the Employer agrees to such reclassification, shall result in the person being an Eligible Employee, either retroactively or prospectively.  Notwithstanding anything to the contrary in this provision, however, the Employer may declare that a reclassified person will be classified as an Eligible Employee, either retroactively or prospectively.

1.2.9.       ELRP — the Principal Sponsor’s Executive Leadership Results Plan to the extent in effect immediately before a Change in Control.

1.2.10.     Employer — Lawson Software, Inc., a Delaware corporation, its wholly owned subsidiaries with employees who meet the definition of Eligible Employee, and any successor of the Principal Sponsor.  Employer shall also include any affiliates designated by the

Compensation Committee of the Board of Directors of the Principal Sponsor to be an Employer under the Plan.

1.2.11.     ERISA — the United States Employee Retirement Income Security Act of 1974.

1.2.12.     Exchange Act — the United States Securities Exchange Act of 1934, as amended.

1.2.13.     Good Reason — the occurrence of any of the following events:  (1) a job reassignment that is not at least of comparable responsibility or status as the assignment in effect immediately prior to the Change in Control; (2) a reduction in the Participant’s Base Pay as in effect immediately prior to a Change in Control; (3) a material modification of the Employer’s incentive compensation program (that is adverse to the Participant) as in effect immediately prior to a Change in Control; (4) a requirement by the Employer that the Participant be based anywhere other than within thirty miles of the Participant’s work location immediately prior to a Change in Control (with exceptions for temporary business travel that is consistent in both frequency and duration with the Participant’s business travel before the Change in Control); or (5) except as otherwise required by applicable law, the failure by the Employer to provide employee benefit programs and plans (including any stock ownership and stock purchase plans) that provide substantially similar benefits, in terms of aggregate monetary value, at substantially similar costs to the Participant as the benefits provided in effect immediately prior to a Change in Control.  Termination or reassignment of the Participant’s employment for Cause, or by reason of Disability or death, are excluded from this definition.

1.2.14.     Incentive Plan - the ELRP or any other incentive cash compensation plan covering executives who are Participants under the Plan.

1.2.15.     Participant — an Eligible Employee of the Employer who becomes a Participant under the terms of Section 2 of the Plan Statement.

1.2.16.     Plan — the severance pay plan of the Employer established for the benefit of certain Eligible Employees in the event of a Change in Control and described in this Plan Statement.  (As used herein, “Plan” refers to the program established by the Employer and not the document pursuant to which the Plan is maintained.  That document is referred to herein as the “Plan Statement.”)

1.2.17.     Plan Statement — effective January 17, 2005, this written document entitled “Lawson Software, Inc. Executive Change in Control Severance Pay Plan,” as the same may be amended from time to time thereafter.

1.2.18.     Principal Sponsor — Lawson Software, Inc., a Delaware corporation.

1.2.19.     Termination of Employment — actual cessation of active employment by a Participant as a result of (1) an involuntary termination by the Employer, with or without reasonable notice, and for any reason other than Cause, or (2) a voluntary termination by the

Participant for Good Reason.  Termination of Employment shall not include termination by reason of the Participant’s death or Disability.

1.2.20.     Tier 1 — each individual who continues to meet either of the following requirements:  (1) the Chief Executive Officer of the Principal Sponsor (“CEO”) or (2) each  individual who continues to report directly to the CEO and whose annual compensation continues to be subject to review and approval each year by the Compensation Committee of the Board of Directors of the Principal Sponsor.

1.2.21.     Tier 1 Benefits — the sum of (1) $18,000 (pre-tax) in lieu of any benefit payments by Employer (that payment would apply whether or not a Participant had elected COBRA continuation) and (2) outplacement assistance valued at $25,000 (pre-tax).

1.2.22.     Yearly Average Earned Incentive Cash Compensation means the following depending on the duration of Participant’s employment:

(a)                                                                      If a Participant has been employed by Plan Sponsor for at least three full fiscal years before the date of a Change in Control, then the “Yearly Average Earned Incentive Cash Compensation” for that Participant shall be as follows:  the yearly average of that Participant’s total incentive cash compensation earned over the three most recently completed fiscal years immediately prior to the Change in Control or, if greater, the Termination of Employment.

(b)                                                                     If a Participant has been employed by Plan Sponsor for at least two full fiscal years but fewer than three or more full fiscal years before the date of a Change in Control, then the “Yearly Average Earned Incentive Cash Compensation” for that Participant shall be as follows:  the yearly average of that Participant’s total incentive cash compensation earned over the two most recently completed fiscal years immediately prior to the Change in Control or, if greater, the Termination of Employment.

(c)                                                                      If a Participant has been employed by Plan Sponsor for at least one full fiscal year but fewer than two or more full fiscal years before the date of a Change in Control, then the “Yearly Average Earned Incentive Cash Compensation” for that Participant shall be as follows:  that Participant’s total incentive cash compensation earned for the most recently completed fiscal year immediately prior to the Change in Control or, if greater, the Termination of Employment.

(d)                                                                     If a Participant has not been employed by Plan Sponsor for a full fiscal year before the date of a Change In Control, then the “Yearly Average Earned Incentive Cash Compensation” for that Participant shall be as follows:  the annual target incentive compensation (whether or not earned)

for the most recently completed fiscal year immediately prior to the Change in Control or, if greater, the Termination of Employment.

SECTION 2

PARTICIPATION

2.1.          Eligibility to Participate.  An individual shall become a Participant on the day such individual becomes an Eligible Employee.  Notwithstanding anything to the contrary in the Plan, an individual who was not an employee of the Principal Sponsor immediately prior to a Change in Control shall not be eligible for benefits under the Plan.

2.2.          Termination of Participation.  An individual ceases to be a Participant on the earliest of:

(a)                                                     the date the Participant ceases to be an Eligible Employee or otherwise ceases to satisfy the Plan’s eligibility requirements, except where such cessation results in eligibility for a severance payment as provided in Section 3;

(b)                                                    the date the Participant ceases to be an employee due to termination of the Participant’s employment (with or without reasonable notice and whether voluntary or involuntary and including retirement) with the Employer, except where such termination results in eligibility for a severance payment as provided in Section 3;

(c)                                                     the date the Participant ceases to be an employee due to Participant’s death or Disability (but if a Participant should die or become disabled after meeting the requirements of Section 3.1 below but before actually receiving the Severance Payment/Benefits, such payments shall be made by the Principal Sponsor to the personal representative of the Participant’s estate);

(d)                                                    the date following a Change in Control that the Participant receives all of the severance and other payments due, if any, under the Plan;

(e)                                                     the effective date the Plan is amended pursuant to the rules of Section 8 to exclude the Participant from participation; or

(f)                                                       the effective date the Plan expires or is terminated pursuant to the rules of Section 8.

SECTION 3

SEVERANCE PAYMENT/BENEFITS

3.1.          Eligibility for Severance Payment/Benefits.  To qualify for any severance payment or severance benefits under the Plan, a Change in Control must occur and a Participant must:  (a) be a Participant immediately prior to the time of such Change in Control; and (b) have a Termination of Employment that occurs within 24 months following a Change in Control.

3.2.          Amount of Severance Payment/Benefits.  The severance payment and severance benefits to a Participant under the Plan shall be based on the Participant’s Tier 1 position in effect immediately prior to a Change in Control.  For purposes of this Section 3.2, a Participant’s “annual pay” shall be equal to the sum of:  (a) the Participant’s annual Base Pay in effect immediately prior to the Change in Control or, if greater, the Termination of Employment; and (b) the Participant’s Yearly Average Earned Incentive Cash Compensation.  The Participant’s total severance benefit shall be payable pursuant to Section 3.4 below and shall be determined according to the following schedule (the “Severance Payment/Benefits”):

Participant Position	Severance Payment/Benefits

Tier 1	2 times “annual pay” (as defined above) plus Tier 1 Benefits

3.3.          Severance Payment/Benefits Offset.  The amount of any Severance Payment/Benefits that a Participant is entitled to under Section 3.2 above shall be reduced by the following (collectively, the “Offset Amount”):  (a) any cash compensation paid or payable by the Employer to the Participant associated with the Participant’s termination of employment (including any pay in lieu of notice and any severance pay) and (b) any severance payments under any employment agreement or severance agreement between Principal Sponsor and the Participant.  If any Offset Amount triggers any Excise Tax (as defined in Section 6), the Participant shall receive a Gross-Up Payment under Section 6 to the extent attributable to the Offset Amount.  The amount of any Severance Payment/Benefits that a Participant is entitled to under Section 3.2 above shall not be reduced by (a) any amounts paid pursuant to Section 5 below or (b) the amount of any paid or unpaid Base Pay, incentive compensation or FTO (flexible time off) earned or accrued as of the date of Termination of Employment.

3.4.          Time and Form of Payment.  The following is a condition precedent to the payout by the Principal Sponsor of any Severance Payments/Benefits to a Participant:  the execution by that  Participant and delivery to the Principal Sponsor of a Release/Restrictive Covenant (as defined in Section 4 below), with the rescission period thereunder having expired without rescission (the “End of the Rescission Period”).  The Principal Sponsor shall complete the payouts under the Plan as follows for each applicable Participant

	“First Installment”	“Final Installment”
Participant Position	Amount of First Payout to be Paid Within 15 Days after the End of the Rescission Period	Final Payout to be Paid Within 12 Months after the End of the Rescission Period (the “12-Month Payout Period”)

Tier 1	One-Half of Severance Payment/Benefits (but including 100% of the Tier 1 Benefits)	Remaining One-Half of Severance Payment/Benefits (no interest shall accrue or be payable on such payment)

If a Participant should die after meeting the requirements of Section 3.1 above but before actually receiving the Severance Payment/Benefits, such payments shall be made by the Principal Sponsor to the personal representative of the Participant’s estate.  If a Participant’s employment with the Employer is terminated and the Participant is eligible for receiving the Severance Payment/Benefits, and the Employer and Participant agree that Participant shall be re-hired as an employee of Employer before the end of the 12-Month Payout Period, then the amount of the Final Installment of the Severance Payment/Benefits otherwise payable to that Participant at the end of the 12-Month Payout Period shall be  multiplied by a fraction, the numerator of which is the number of calendar days from the End of the Rescission Period up to (but excluding) the re- hire date and the denominator of which is 365 days.

If a Participant has signed the Release/Restrictive Covenant and Principal Sponsor determines, in good faith, that that Participant is in material breach of the Release/Restrictive Covenant, then:  (a) Principal Sponsor shall notify that Participant of that breach and the steps reasonably required to cure the breach and (b) if Participant has not cured that breach within 15 calendar days after receipt of such notice, then (in addition to the other rights and remedies described in Exhibit A), Principal Sponsor shall have no obligation to pay the Final Installment to that Participant.

3.5.          Withholding Taxes.  The Employer shall deduct from the amount of any Severance Payment/Benefits under the Plan any amount required to be withheld by reason of any law or regulation for the payment of federal, state or local taxes.

3.6.          No Mitigation.  The Principal Sponsor agrees that, in order for a Participant to be eligible to receive the Severance Payment/Benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant pursuant to the Plan.  The amount of any payment or benefit provided for in the Plan shall not be reduced by any compensation or income earned by the Participant as the result of employment by another employer or self-employment or by retirement benefits.  Except to the extent described in Section 3.3, the amount of any payment or benefit provided for in the Plan shall not be offset against any amount claimed to be owed by the Participant to Principal Sponsor, or otherwise.

3.7.          Code Section 409A.   Notwithstanding the foregoing, to the extent that any provision in the Plan conflicts with Section 409A of Code (or any regulations or guidance issued thereunder), the Plan shall be construed and applied in a manner consistent with such provisions.  This Section 3.7 may delay the payment dates under the Plan but this Section 3.7 shall not reduce (on a pre-tax basis) any amounts that a Participant would otherwise receive under the Plan.

SECTION 4

RELEASE AND RESTRICTIVE COVENANT

4.1.          Release/Restrictive Covenant.  The form of “Release/Restrictive Covenant” is attached as Exhibit A to this Plan Statement.

4.2.          Covenant Not To Compete—Five Competitors.  On or before the Termination of Employment date, Principal Sponsor shall notify Participant of the names of up to five competitors that will be identified as the “Five Competitors” in Section 4(A) of the Release/Restrictive Covenant.  If Principal Sponsor fails to notify Participant of the names of the Five Competitors on or before the date of Termination of Employment of that Participant, then Section 4(A) of the Release/Restrictive Covenant shall be deleted with respect to that Participant.

4.3.          Covenant Not To Compete—Ten Clients/Prospects.  On or before the Termination of Employment date, Principal Sponsor shall notify Participant of the names of up to ten clients/prospects that will be identified as the “Ten Clients/Propsects” in Section 4(B) of the Release/Restrictive Covenant.  If Principal Sponsor fails to notify Participant of the names of the Ten Clients/Propsects on or before the date of Termination of Employment of that Participant, then Section 4(B) of the Release/Restrictive Covenant shall be deleted with respect to that Participant.

SECTION 5

INCENTIVE PAYMENT

5.1.          General.  A Participant is eligible to receive an incentive payment provided for in this Section 5 only if the Participant is eligible to receive the Severance Payment/Benefits provided in Section 3.  This Section 5 is intended to provide for a final payment under any applicable Incentive Plans for the incentive period in which Participant’s Termination of Employment occurs.  Any amounts determined pursuant to this Section 5 shall be offset by amounts otherwise paid or payable to the Participant under the relevant Incentive Plans for the incentive period in which the Participant’s Termination of Employment occurs.

5.2.          Incentive Payments.  Incentive payment(s), if any, shall be equal to the target incentive amount in effect for the incentive period in which the Termination of Employment occurs multiplied by a fraction, the numerator of which is the number of days worked by the Participant in the incentive period prior to the Termination of Employment, and the denominator of which is the number of days in the incentive period.  If a Participant and Plan Sponsor are parties to a written agreement that guarantees the payment of any incentive cash compensation, then the amount payable to Participant pursuant to this Section 5 shall be the greater of (a) that guaranteed amount or (b) the amount determined under the first sentence of this Section 5.2.   The incentive payment will be made to the Participant in a single lump sum cash payment as soon as administratively feasible following the Participant’s Termination of Employment.  If the Participant should die before actually receiving the payment, such payment will be made to the personal representative of the Participant’s estate.

5.3.          Adjusted Incentive Payments.  At the end of the incentive period, the Employer shall calculate the amount a Participant would receive for a incentive period in which a Termination of Employment occurs based on actual performance over the entire incentive period multiplied by a fraction, the numerator of which is the number of days worked by the Participant in the incentive period prior to the Termination of Employment and the denominator of which is the number of days in the incentive period (the “Actual Incentive Amount”).  If the Actual Incentive Amount is greater than the amount calculated under Section 5.2 above, the Employer shall pay the difference to the Participant in a single lump sum cash payment as soon as administratively feasible following the end of the incentive period.  If the Participant should die before actually receiving the payment, such payment will be made to the personal representative of the Participant’s estate.

SECTION 6

280G LIMITATION

6.1.          Gross-Up Payment.  In the event a Participant becomes entitled to payments under the Plan, the Employer shall cause an independent accounting firm (the “Independent Accounting Firm”) promptly to review, at the Employer’s sole expense, the applicability of Section 4999 of the Code to those payments.

If the Independent Accounting Firm  shall determine that any payment or distribution of any type by the Employer to a Participant or for a Participant’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Plan, pursuant to the acceleration of vesting of a stock option or any other equity award, or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (the excise tax, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) equal to an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Participant would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

For purposes of determining the amount of any tax pursuant to this Section, the Participant’s tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis and including the Participant’s share of F.I.C.A. and Medicare taxes) then in effect.

A Participant shall in good faith cooperate with the Independent Accounting Firm  in making the determination of whether a Gross-Up Payment is required, including but not limited to providing the Independent Accounting Firm  with information or documentation as reasonably requested by the Independent Accounting Firm .  A determination by the Independent Accounting Firm  regarding whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be conclusive and binding upon the Participant and the Employer for all purposes.

6.2.          Payment Date.  A Gross-Up Payment required to be made by Section 6.1 of this Plan shall be paid to Participant within 15 after a final determination by the Independent Accounting Firm  that the Gross-Up Payment is required.  If the Independent Accounting Firm  have not yet made the determination required by Section 6.1 prior to the time the Participant is required to file a tax return reflecting the Total Payments, the Participant will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by the Participant in such tax return, within 15 days after the filing of such tax return.

6.3.          Controversies with Tax Authorities.  The Employer and the Participant shall promptly deliver to each other copies of any written communications, and summaries of any oral communications, with any taxing authority regarding the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments.  In the event of any controversy with the Internal Revenue Service or other tax authority with regard to the applicability of Section 280G or 4999 of the Code to any portion of the Total Payments, Employer shall have the right, exercisable in its sole discretion, to control the resolution of such controversy at its own expense.  Participant and the Employer shall in good faith cooperate in the resolution of such controversy.

If the Internal Revenue Service or any tax authority makes a final determination that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Independent Accounting Firm  or reflected in the Participant’s tax return pursuant to this Section, the Participant shall be entitled to receive from the Employer the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority.  That amount shall be paid to the Participant within 15 days after the date of such final determination by the relevant tax authority.

SECTION 7

FUNDING

The Employer may establish a trust to fund the Plan but the Employer is not under any obligation to establish or fund a trust.  A Participant will be entitled to claim benefits from the trust to the extent the Plan is funded under a trust and a Participant shall have only such rights as set forth in the trust.  To the extent benefits are not funded under a trust, payments made pursuant to the Plan will be paid out of the general funds of the Employer.  To the extent benefits are not funded under a trust, a Participant will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets and the Participant’s rights shall be solely those of an unsecured general creditor of the Employer.

SECTION 8

AMENDMENT AND TERMINATION

8.1           Prior to a Change in Control.  Prior to the occurrence of a Change in Control:  (a) the Plan and Plan Statement shall have successive 12-month terms, commencing on the Effective Date and each anniversary of the Effective Date, unless at any time before expiration of the then current 12-month term the Board of Directors of the Principal Sponsor elects not to renew the Plan and Plan Statement and (b) the Board of Directors of the Principal Sponsor may at any time amend the provisions of the Plan and Plan Statement and amend or terminate the Plan and Plan Statement, but no such termination or amendment that is materially adverse to any Participant shall take effect until at least one year after the approval of such termination or amendment by the Board of Directors of the Principal Sponsor.  If any of the actions described in this Section 8.1 are taken, the affected Participants will be notified in advance.

8.2           Upon or After a Change in Control.  If the Plan and Plan Statement are in effect immediately prior to a Change in Control, then (a) the then current term of the Plan and Plan Statement shall automatically remain in effect for two years after the Change in Control and (b) except to the extent benefits have become payable but have not actually been paid, the Plan and Plan Statement shall  terminate automatically on the second anniversary of the date of a Change in Control, except to pay any remaining severance benefits to any Participant who has a Termination of Employment on or before the Plan’s termination date and except to resolve claims for benefits under the Plan arising on or before the Plan’s termination date.  During the two-year period following the date of a Change in Control, the provisions of the Plan Statement may not be amended if any amendment would adversely affect the rights, expectancies or benefits provided by the Plan (as in effect immediately prior to the Change in Control) of any Participant or other person entitled to payment under the Plan.

SECTION 9

CLAIMS PROCEDURE

The claims procedure set forth in this section shall be the exclusive procedure for the disposition of claims for benefits arising under this Plan.

(a)                                                                      Original Claim.  Any Participant, former Participant, or beneficiary of such Participant or former Participant, if he or she so desires, may file with the Principal Sponsor a written claim for benefits under this Plan.  Within 30 days after the filing of such a claim, the Principal Sponsor shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 60 days from the date the claim was filed) to reach a decision on the claim.  If the claim is denied in whole or in part, the Principal Sponsor shall state in writing:

(i)                                     the specific reasons for the denial;

(ii)                                  the specific references to the pertinent provisions of the Plan on which the denial is based;

(iii)                               a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the claims review procedure set forth in this section.

(b)                                                                     Review of Denied Claim.  Within 60 days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Principal Sponsor a written request for a review and may, in conjunction therewith, submit written issues and comments.  Within 30 days after the filing of such a request for review, the Principal Sponsor shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than 60 days from the date the request for review was filed) to reach a decision on the request for review.

(c)                                                                      General Rules.

(i)                                     No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure.  The Principal Sponsor may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the claimant upon request.

(ii)                                  All decisions on claims and on requests for a review of denied claims shall be made by the Principal Sponsor or its delegate in good faith.

(iii)                               The Principal Sponsor may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(iv)                              A claimant may be represented by a lawyer or other representative (at the claimant’s own expense except as otherwise provided in Section 10.13 below), but the Principal Sponsor reserves the right to require the claimant to furnish written authorization.  A claimant’s representative shall be entitled, upon request, to copies of all notices given to the claimant.  In no event shall a claimant be liable or responsible for payment or reimbursement of legal fees or other costs incurred by the Principal Sponsor.

(v)                                 The decision of the Principal Sponsor on a claim and on a request for a review of a denied claim shall be served on the claimant in writing.  If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(vi)                              Prior to filing a claim or a request for a review of a denied claim, the claimant or his or her representative shall have a reasonable opportunity to review a copy of the Plan and all other pertinent documents in the possession of the Principal Sponsor.

(vii)                           The Principal Sponsor may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals, but the Principal Sponsor shall remain legally obligated to fulfill its obligations under the Plan.

SECTION 10

MISCELLANEOUS

10.1.        Type of Plan.  Section 3 of the Plan is a severance pay welfare benefit plan and not a pension benefit plan.  Any severance payment under Section 3 of the Plan will not be contingent directly or indirectly upon an employee retiring and shall not be made beyond 24 months after the employee’s Termination of Employment.  The plan is established with the understanding that it is an unfunded welfare plan maintained primarily for the benefit of a select group of management or highly compensated individuals within the meaning of ERISA.

10.2.        No Assignment.  No Participant shall have any transmissible interest in any benefit under the Plan nor shall any Participant have any power to anticipate, alienate, dispose of, pledge or encumber the same, nor shall the Employer recognize any assignment thereof, either in whole or in part, nor shall any benefit be subject to attachment, garnishment, execution following judgment or other legal process.

10.3.        Named Fiduciaries.  The Principal Sponsor and any committee appointed hereunder to decide claims shall be named fiduciaries for the purpose of section 402(a) of ERISA.

10.4.        Administrator.  The Principal Sponsor shall be the administrator for purposes of section 3(16)(A) of ERISA.

10.5.        Service of Legal Process.  The corporate secretary of Lawson Software, Inc., or its successor is designated as agent for service of legal process against the Plan.

10.6.        Validity.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

10.7.        Governing Law.  This Plan Statement has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall, except to the extent that U.S. federal law is controlling, be construed and enforced in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

10.8.        No Employment Rights.  Neither the terms of this Plan Statement nor the benefits hereunder nor the continuance thereof shall be a term of the employment of any employee, and the Employer shall not be obliged to continue the Plan.  The terms of this Plan Statement shall not give any employee the right to be retained in the employment of the Employer.  The Employer assumes no obligation to the participants under this Plan Statement with respect to any doctrine or principle of acquired rights or similar concept.

10.9.        No Guarantee.  Neither the members of any committee appointed by the Principal Sponsor nor any of the Employer’s officers in any way secure or guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant.  Neither the members of any committee nor any of the Employer’s officers shall be under any liability or responsibility (except to the extent that liability is imposed under ERISA) for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of the Employer.

10.10.      No Co-Fiduciary Responsibility.  Except as is otherwise provided in ERISA, no fiduciary shall be liable for an act or omission of another person with regard to a fiduciary responsibility that has been allocated to or delegated in this Plan Statement or pursuant to procedures set forth in this Plan Statement.

10.11.      Notices.  All notices under the Plan shall be in writing, addressed to the recipient at the most current address reasonably available to the sender, sent via any means that allows for confirmation of delivery, and effective upon receipt or when properly returned as undeliverable.

10.12       Successors.

(a)                                                                      The Principal Sponsor shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Principal Sponsor to expressly assume the Plan and all obligations of the Principal Sponsor hereunder in the same manner and to the same extent that the Principal Sponsor would be so obligated if no such succession had taken place.

(b)                                                                     The Plan shall inure to the benefit of and shall be binding upon the Principal Sponsor, its successors and assigns, but without the prior written consent of the Participants the Plan may not be assigned other than in connection with the merger or sale of substantially all of the business and/or assets of the Principal Sponsor or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Principal Sponsor hereunder.

(c)                                                                      The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries.

10.13.      Expenses, Legal Fees. If a Participant commences a legal action to enforce any of the obligations of the Principal Sponsor under the Plan and it is ultimately determined that the Participant is entitled to any payments or benefits under the Plan, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Participant with respect to such action.

EXHIBIT A

GENERAL RELEASE AND RESTRICTIVE COVENANT

This Release and Restrictive Covenant (“Release/Restrictive Covenant”) is made and entered into as of the                 day of                     , by                                        (“Participant”) and                                                          (“Principal Sponsor”).

WHEREAS, Principal Sponsor has previously adopted an Executive Change in Control Severance Pay Plan (the “Plan”) which provides for the payment of Severance Payment/Benefits as defined in the Plan;

WHEREAS, under the Plan, Participant must execute and deliver this Release/Restrictive Covenant as a condition precedent to the receipt of any Severance Payment/Benefits under the Plan;

WHEREAS, a Termination of Employment (as defined in the Plan) has occurred for Participant within 24 months after a Change in Control (as defined in the Plan);

WHEREAS, Participant intends to settle any and all claims that Participant has or may have because of that Termination of Employment  against the Principal Sponsor as a result of the Participant’s employment with Principal Sponsor and the cessation of the Participant’s employment with Principal Sponsor;

WHEREAS, under the terms of the Agreement, which the Participant agrees are fair and reasonable, the Participant agreed to enter into this Release/Restrictive Covenant as a condition precedent to the Severance Payment as defined and described in the Agreement;

NOW, THEREFORE, in consideration of the provisions and the covenants herein contained, the parties agree as follows:

1.             Definitions.  All of the capitalized terms not defined herein shall have the same respective meanings as set forth in the Plan.

2.             Severance Payment/Benefits.

A.            In consideration of the release set forth in Section 3(B) below, Principal Sponsor agrees to pay Participant Ten Thousand Dollars ($10,000.00) out of the Severance Payment/Benefits.

B.            In consideration of the release set forth in Section 3(A) below and the covenants of Participant in Section 4 below, Principal Sponsor agrees to pay Participant the remaining portion of the Severance Payment/Benefits pursuant to the Plan.

3.             Release of Claims.

A.            Except for any rights of Participant under the Plan, for the consideration expressed in Section 2(B) above, the Participant does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which the Participant has or may have against the Releasees, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of the Participant’s signature on this Release, including the Participant’s employment with Principal Sponsor and the cessation of that employment, with the exception of possible claims under the Age Discrimination in Employment Act.  For purposes of this Release, the “Releasees” means collectively the Principal Sponsor, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, auditors, attorneys, employees, and insurers, and each and all thereof.  The Participant understands and accepts that the Participant’s release of claims includes any and all possible claims, both known or unknown, asserted or unasserted,  direct or indirect, including but not limited to claims based upon:

(i)                                     the value of stock options that have not vested or are unexercisable pursuant to the express terms of the applicable stock option agreements, grant notices or stock option plans;

(ii)                                  the value of stock options previously granted to the Participant and that have vested and are exercisable as of the date of termination of the Participant’s employment with Principal Sponsor, but that the Participant elects not to exercise and pay for before the applicable termination date of the stock options pursuant to the express terms of the applicable stock option agreements, grant notices or stock option plans;

(iii)                               Title VII of the Federal Civil Rights Act of 1964, as amended;

(iv)                              the Americans with Disabilities Act; the Equal Pay Act;

(v)                                 the Fair Labor Standards Act; the Employee Retirement Income Security Act; or

(vi)                              any other federal, state or local statute, ordinance or law.

the Participant also understands that the Participant is giving up all other claims, including those grounded in contract or tort theories, including but not limited to:  wrongful discharge; violation of [fill in citation to law of the state of residence of Participant]; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; sexual harassment; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

The Participant further understands that the Participant is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by the Participant or on the Participant’s behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against any of the Releasees.  the Participant also waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or other claim against any of the Releasees.

B.            For the consideration expressed in Section 2(A) above, the Participant does hereby fully and completely release the Releasees, as above defined, from each and every legal claim or demand of any kind, that the Participant ever had or might now have arising out of any action, conduct, or decision taking place during the Participant’s employment with Principal Sponsor, asserted or unasserted, known or unknown, direct or indirect, arising under or relating to the Age Discrimination in Employment Act, as amended.

C.            This Release does not apply to any post-termination claim that the Participant may have under the Agreement or for benefits under the provisions of any employee benefit plan maintained by Principal Sponsor.

D.            the Participant’s release of claims shall not apply to any claims the Participant might have to indemnification under Delaware law, any other applicable statute or regulation, or Principal Sponsor’s Certificate of Incorporation or Bylaws.

4.             Covenants Restricting Participant.  Participant covenants and agrees as follows:

A.            Covenant Not To Compete—Five Competitors.  Participant covenants and agrees that throughout the one year period after the date of this Release/Restrictive Covenant, Participant shall not:  (a) be employed by            [fill in names of up to 5 competitors of Principal Sponsor         (or any of their respective wholly owned subsidiaries) (collectively referred to as the “Five Competitors”) or (b) directly or indirectly provide any consulting or other services to any of the Five Competitors anywhere in the world.  If one or more of the Five Competitors acquire one another, this Section 4(A) shall remain in effect through the end of the time period described above for each of the resulting successors to the Five Competitors.  If one of the Five Competitors acquires Participant’s then current employer, that acquisition will not result in a violation of this Section 4(A) (e.g. Participant may continue to work for that employer or its successor).  If another company buys one of the Five Competitors, that acquisition and this Section 4(A) will not prohibit Participant from working for the combined company.

B.            Covenant Not To Compete—Ten Clients/Prospects.  Participant covenants and agrees that throughout the one year period after the date of this Release/Restrictive Covenant, Participant shall not:  (a) directly solicit any of the following clients or prospects of Principal Sponsor         [fill in names of up to 10 clients and/or prospects of Principal Sponsor         (collectively referred to as the “Ten Clients/Prospects”) with the purpose of inducing the Ten Clients/Prospects to diminish any business conducted or to be conducted with Principal Sponsor or (b) directly provide any employment, consulting or other services to any of the Ten Clients/Prospects anywhere in the world.  If one or more of the Ten Clients/Prospects acquire one another, this Section 4(B) shall remain in effect through the end of the time period described above for each of the resulting successors to the Ten Clients/Prospects.  If one of the Ten Clients/Prospects acquires Participant’s then current employer, that acquisition will not result in a violation of this Section 4(B) (e.g. Participant may continue to work for that employer or its successor).  If another company buys one of the Ten Clients/Prospects, that acquisition and this Section 4(B) will not prohibit Participant from working for the combined company.

C.            Covenant Not To Hire or Solicit Principal Sponsor Participants.  Participant covenants and agrees that throughout the one year period after the date of this Release/Restrictive Covenant, Participant shall not directly or indirectly, hire or solicit any Principal Sponsor employees for the purpose of hiring them or inducing them to leave employment at Principal Sponsor.

D.            Remedies.  Participant acknowledges that the violation of this Section 4 will cause irreparable harm to Principal Sponsor and agrees that, in addition to any other relief afforded by law, an injunction against any violation of this Section 4 may issue against Participant.  Both damages and injunction shall be proper modes of relief and are not alternative remedies for Participant’s violation of this Section 4.  If Principal Sponsor commences any action in equity to specifically enforce any of its rights under this Section 4, Participant waives and agrees not to assert the defense that Principal Sponsor has an adequate remedy at law.

5.             Rescission.  The Participant has been informed of the Participant’s right to rescind this Release/Restrictive Covenant by written notice to Principal Sponsor within fifteen (15) calendar days after the execution of this Release/Restrictive Covenant.  The Participant has been informed and understands that any such rescission must be in writing and delivered by hand, or sent by mail within the 15-day time period to Principal Sponsor’s General Counsel, at Principal Sponsor’s principal office address.  If delivered by mail, the rescission must be:  (1) postmarked within the applicable period and (2) sent by certified mail, return receipt requested.  The Participant understands that the Principal Sponsor will have no obligations under the Release/Restrictive Covenant in the event a notice of rescission by the Participant is timely delivered.

6.             Acceptance Period; Advice of Counsel.  The terms of this Release/Restrictive Covenant will be open for acceptance by the Participant for a period of 21 days, during which time the Participant may consider whether or not to accept this Release/Restrictive Covenant.  The Participant agrees that changes to this Release/Restrictive Covenant, whether material or immaterial, will not restart this acceptance period.  The Participant is hereby advised to seek the advice of an attorney regarding this Release, at the Participant’s expense.

7.             Binding Agreement.  This Release/Restrictive Covenant shall be binding upon, and inure to the benefit of, the Participant and Principal Sponsor and their respective successors and permitted assigns.

8.             Representation.  The Participant hereby acknowledges and states that the Participant has read this Release/Restrictive Covenant.  The Participant further represents that this Release/Restrictive Covenant is written in language which is understandable to the Participant, that the Participant fully appreciates the meaning of its terms, and that the Participant enters into this Release/Restrictive Covenant freely and voluntarily.

9.             Non-Admission.  It is understood and agreed that this Release/Restrictive Covenant  does not constitute an admission by Principal Sponsor of any liability, wrongdoing, or violation of any law.  Further, Principal Sponsor expressly denies any wrongdoing of any kind whatsoever in its actions and dealings with the Participant.

10.          Savings Clause.  If any provision of this Release/Restrictive Covenant is determined later to be unenforceable or illegal, other than the provisions contained in Section 3 above, the remaining provisions shall remain in full force and effect.

11.          Amendments.  No amendment or modification of this Release/Restrictive Covenant shall be deemed effective unless made in writing and signed by the Participant and Principal Sponsor.

PARTICIPANT

Signature
Printed Name

Date

[Name of Principal Sponsor]

By

Title

Date